Exhibit 99.2

DUKE ENERGY CORPORATION

ONGOING TO REPORTED EARNINGS RECONCILIATION

December 2007 Year-to-Date

(Dollars in millions, except per-share amounts)

		Special Items (Note 1)
	Ongoing Earnings	Convertible Debt Costs, Gas Spin-off		Costs to Achieve, Cinergy Merger		IT Severance Costs		Settlement Reserves and Adjustments		Discontinued Operations		Total Adjustments	Reported Earnings
SEGMENT EARNINGS BEFORE INTEREST AND TAXES FROM CONTINUING OPERATIONS

U.S. Franchised Electric and Gas	$2,305	$—		$—		$—		$—		$—		$—	$2,305

Commercial Power	278	—		—		—		—		—		—	278

International Energy	388	—		—		—		—		—		—	388

Crescent	38	—		—		—		—		—		—	38

Total reportable segment EBIT	3,009	—		—		—		—		—		—	3,009

Other	(235)	(21	) B	(54	) A	(12	) A	24	A	—		(63)	(298)

Total reportable segment and Other EBIT	$2,774	$(21)		$(54)		$(12)		$24		$—		$(63)	$2,711

Interest Expense	(685)	—		—		—		—		—		—	(685)
Interest Income and Other	208	—		—		—		—		—		—	208
Income Taxes from Continuing Operations	(726)	—		19		4		(9)		—		14	(712)
Discontinued Operations, net of taxes	—	—		—		—		—		(22	) C	(22)	(22)

Net Income	$1,571	$(21)		$(35)		$(8)		$15		$(22)		$(71)	$1,500

EARNINGS PER SHARE, BASIC	$1.25	$(0.02)		$(0.03)		$—		$0.01		$(0.02)		$(0.06)	$1.19

EARNINGS PER SHARE, DILUTED	$1.24	$(0.02)		$(0.03)		$—		$0.01		$(0.02)		$(0.06)	$1.18

Note 1 - Amounts for special items are presented net of any related minority interest.

A - Recorded in Operation, maintenance and other (Operating Expenses) on the Consolidated Statements of Operations.

B - Recorded in Other income and expenses, net (Other Income and Expenses, net) on the Consolidated Statements of Operations.

C - Recorded in (Loss) Income From Discontinued Operations, net of tax on the Consolidated Statements of Operations.

Weighted Average Shares (reported and ongoing) - in millions

Basic	1,260

Diluted	1,266